As filed with the U.S. Securities and Exchange Commission on February 24, 2012
Registration No. 333-176514

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Location Based Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	3663	20-485758
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

49 Discovery, Suite 260
Irvine, California 92618
888-600-1044
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David M. Morse, Chief Executive Officer
49 Discovery, Suite 260
Irvine, California 92618
888-600-1044
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Neal H. Brockmeyer
Christopher J. Husa
Locke Lord llp
300 South Grand Avenue, 26th Floor
Los Angeles, California 90071
213-687-6774

Approximate date of commencement of proposed sale to the public: As soon as practical after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☒ Registration No. 333-176514

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer  ☐                                                                                    Accelerated filer  ☐

Non-accelerated filer  ☐                                                                                      Smaller reporting company  ☒
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to Form S-1 Registration Statement (Registration No. 333-176514),  is being filed pursuant to Rule 462(a) solely for the purpose of adding exhibits not previously filed with respect to such Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.           Exhibits and Financial Statement Schedules

(a)	The exhibits listed below are filed as part of this registration statement.

EXHIBIT NO.*	DOCUMENT DESCRIPTION
3.1	Articles of Incorporation of Springbank Resources, Inc. (now known as Location Based Technologies, Inc.). (1)
3.1A	Amended Articles of Incorporation, dated October 20, 2008. (15)
3.2	Amended and Restated By-Laws of Location Based Technologies, Inc. ***
4.1	Form of Warrant issued to placement agents. (2)
5.1	Legal opinion of Locke Lord Bissell & Liddell LLP. ***
10.1	Executive Employment Agreement between the Company and David Morse, dated October 11, 2007. (3) **
10.2	Executive Employment Agreement between the Company and Joseph Scalisi, dated October 11, 2007. (3) **
10.3	Executive Employment Agreement between the Company and Desiree Mejia, dated October 11, 2007. (3) **
10.4	Stock Option Award Agreement between Location Based Technologies, Corp. and David Morse, dated August 30, 2007 (obligation assumed by the Company). (3) **
10.5	Stock Option Award Agreement between Location Based Technologies, Corp. and Joseph Scalisi, dated August 30, 2007 (obligation assumed by the Company). (3) **
10.6	Stock Option Award Agreement between Location Based Technologies, Corp. and Desiree Mejia, dated August 30, 2007 (obligation assumed by the Company). (3) **
10.7	Series A Warrant Agreement between the Company and Northstar Investments, Inc., dated August 15, 2007. (3)
10.8	Series B Warrant Agreement between the Company and Northstar Investments, Inc., dated August 15, 2007. (3)
10.9	Finder’s Fee Agreement between PocketFinder, LLC and Northstar Investments, Inc., dated March 9, 2007 (obligation assumed by the Company). (3)
10.10	Consulting Agreement between PocketFinder, LLC and Northstar Investments, Inc., dated July 16, 2007 (obligation assumed by the Company). (3)
10.11	2007 Stock Incentive Plan of Location Based Technologies, Corp., adopted September 10, 2007 (obligation assumed by the Company). (3) **
10.12	Product Design Agreement between Location Based Technologies, Corp. and Aero Technology UK, Ltd., dated May 1, 2007 (obligation assumed by the Company). (3)
10.13	PocketFinder Branding and Website – Control Agreement between PocketFinder, LLC and Coregenic LLC, dated September 20, 2006 (obligation assumed by the Company). (3)
10.14	Coregenic Professional Services Contract between PocketFinder, LLC and Coregenic LLC, dated September 27, 2006 (obligation assumed by the Company). (3)
10.15	Consulting Agreement between Location Based Technologies, Corp. and Michael Beydler, dated October 3, 2006 (obligation assumed by the Company). (3)
10.16	Consulting Agreement between Location Based Technologies, Corp. and Roger Anderson, dated July 10, 2006 (obligation assumed by the Company). (3)
10.17	Loan Promissory Note in the amount of $900,000 with PocketFinder, Inc. as maker and David Morse as payee, dated November 28, 2005 (obligation assumed by the Company). (3)
10.18	M2M Telecommunications Services Agreement (portions of Attachment D to this agreement have been omitted pursuant to a request for confidential treatment which has been approved by the Commission). (4)
10.19	Consulting Agreement between the Company and Brooks Secrest, dated December 10, 2007. (13)

EXHIBIT NO.*	DOCUMENT DESCRIPTION

10.20	Consulting and Sales Representative Agreement between the Company and WhizBiz, LLC, dated January 2, 2008. (13)
10.21	Reserved.
10.22	Framework Agreement between the Company and NXP Software, B.V. (“NXP”), dated February 27, 2008. (6)
10.23	Technology License and Distribution Agreement between the Company and NXP, dated February 27, 2008. (7)
10.24	Platform Development Agreement between the Company and NXP, dated February 27, 2008. (8)
10.25	Assistance Services Agreement between the Company and NXP, dated February 27, 2008. (9)
10.26	Call Center Services Contract between the Company and 24/7 INtouch, dated September 25, 2007. (14)
10.27	Manufacturing Services Agreement between Company and Jabil Circuit, Inc., dated May 30, 2008. (14)
10.28	Business Development Consulting Agreement between the Company and The Scigliano Group, dated March 1, 2008. (14)
10.29	Consulting Services Agreement between the Company and Richard Mejia, Jr., dated August 15, 2008. (15)
10.30	Reserved.
10.31	Consulting Services Agreement between the Company and Michael Dautermann, dated October 16, 2008. (15)
10.32	Reserved.
10.33	Loan Promissory Note Agreement for $625,000 between the Company and Gemini Master Fund, Ltd., dated November 18, 2008. (16)
10.34	Loan Promissory Note Agreement for $300,000 between the Company and Steve Finley, dated December 24, 2008. (16)
10.35	Reserved.
10.36	Professional Services Agreement between the Company and LoadRack, LLC, dated January 28, 2009. (16)
10.37	Loan Extension Agreement between the Company and Gemini Master Fund, Ltd. dated January 30, 2009. (16)
10.38	Endorsement Agreement between the Company and John Riegger, dated February 12, 2009. (16)
10.39	Senior Secured Promissory Note Agreement for $100,000 between the Company and Gemini Master Fund, Ltd., dated May 7, 2009. (17)
10.40	Loan Extension Agreement between the Company and Gemini Master Fund, Ltd., dated May 7, 2009. (17)
10.41	Stock Purchase Agreement between the Company and Aaron Taylor, dated May 15, 2009. (18)
10.42	Stock Purchase Agreement between the Company and ORI Services Corp., dated May 27, 2009. (19)
10.43	Promissory Note Agreement for $100,000 between the Company and Netgain Financial, Inc., dated May 27, 2009. (19)
10.44	Stock Purchase Agreement between the Company and Michael Flanagan, dated June 5, 2009. (20)
10.45	Settlement Agreement and Release between the Company and the Redwood Parties. (20)
10.46	Senior Convertible Promissory Note Agreement for $250,000 between the Company and David Nagelberg, dated July 24, 2009. (21)
10.47	Stock Purchase Agreement between the Company and Affinitas Corporation, dated July 31, 2009. (21)
10.48	Extension Agreement between the Company and Gemini Master Fund, Ltd., dated August 20, 2009. (22)
10.49	Stock Purchase Agreement between the Company and David M. Morse, Jr., dated September 14, 2009. (23)
10.50	Stock Purchase Agreement between the Company and Robin Babcock, dated September 15, 2009. (23)
10.51	Consulting Agreement between the Company and Tina Florance, CPA, dated May 1, 2009. (24)

EXHIBIT NO.*	DOCUMENT DESCRIPTION

10.52	Promissory Note Agreement for $300,000 between the Company and Alder Capital Partners I, L.P., dated July 6, 2009. (25)
10.53	Executive Employment Agreement between the Company and Rod Egdorf, dated July 3, 2009. (26) **
10.54	Assistance Services Agreement between the Company and u-blox America, Inc., dated July 7, 2009. (26)
10.55	Reserved.
10.56	Stock Purchase Agreement between the Company and Allen Simon, dated November 2, 2009. (26)
10.57	Master Services Agreement between the Company and Affinitas Corporation, dated November 30, 2009. (29)
10.58	Support Services Agreement between the Company and Spectrum Design Solutions, Inc., dated December 15, 2009. (29)
10.59	Statement of Work and Terms and Conditions for Time and Materials Project between the Company and Spectrum Design Solutions, Inc., dated January 15, 2010. (29)
10.60	Consulting Agreement between the Company and Vistal Capital Corp., dated February 1, 2010. (29)
10.61	Amended and Restated Convertible Promissory Note Agreement between the Company and Alder Capital Partners I, L.P., dated March 19, 2010. (27)
10.62	Extension Agreement between the Company and Steve Finley, dated March 24, 2010. (30)
10.63	Consulting Services Agreement between the Company and Netgain Financial, Inc., dated April 29, 2010. (30)
10.64	Promissory Note Agreement between the Company and Rotary Partners LLC, dated May 19, 2010. (30)
10.65	Promissory Note Agreement between the Company and Joseph Gallagi, dated June 2, 2010. (30)
10.66	Consulting and Representative Services Agreement between the Company and SimCar Holdings, Inc., dated June 4, 2010. (30)
10.67	Consulting and Representative Services Agreement between the Company and Kay Strategies, Inc., dated June 14, 2010. (30)
10.68	Promissory Note Agreement between the Company and Jeffrey Motske, dated June 14, 2010. (30)
10.69	Financial Advisory Agreement between the Company and ALTA Investments, LLC, dated June 15, 2010. (30)
10.70	Patent Sale Agreement between the Company and Netgain Financial, Inc., dated June 28, 2010. (30)
10.71	Promissory Note Agreement between the Company and Robert Freedman, dated July 2, 2010. (30)
10.72	Promissory Note Agreement between the Company and Michael Glazer, dated July 21, 2010. (31)
10.73	Promissory Note Agreement between the Company and David Caspers, dated August 27, 2010. (31)
10.74	Promissory Note Agreement between the Company and Jorge Pavez, dated November 2, 2010. (31).
10.75	Promissory Note Agreement between the Company and Robert Wheat, dated November 5, 2010. (31)
10.76	Promissory Note Agreement between the Company and David Caspers, dated November 8, 2010. (31)
10.77	Promissory Note Agreement between the Company and Greggory Haugen, dated November 11, 2010. (32)
10.78	Promissory Note Agreement between the Company and Greggory Haugen, dated November 16, 2010. (32)
10.79	Promissory Note Agreement between the Company and Greggory Haugen dated December 1, 2010. (32)
10.80	Financing Agreement between the Company and Greggory Haugen, dated December 1, 2010. (32)
10.81	Loan and Security Agreement between the Company and Silicon Valley Bank, dated January 5, 2011. (32)
10.82	Consulting Agreement between the Company and Vision Advisors, dated February 1, 2011. (33)

EXHIBIT NO.*	DOCUMENT DESCRIPTION

10.83	Extension Agreement between the Company and Robert Wheat, dated February 5, 2011. (33)
10.84	Promissory Note Agreement between the Company and Adam Marcotte, dated February 10, 2011. (33)
10.85	Extension Agreement between the Company and Greggory Haugen, dated February 17, 2011. (33)
10.86	Promissory Note Agreement between the Company and Rolf Haugen, dated February 18, 2011. (33)
10.87	Promissory Note Agreement between the Company and Richard Chenitz, dated February 28, 2011. (33)
10.88	Extension Agreement between the Company and Jeffrey Motske, dated March 1, 2011. (33)
10.89	Promissory Note Agreement between the Company and Darrel Hanna, dated March 2, 2011. (33)
10.90	Extension Agreement between the Company and Rotary Partners LLC, dated March 1, 2011. (33)
10.91	Promissory Note Agreement between the Company and Wes Schiffler, dated March 4, 2011. (33)
10.92	Extension Agreement between the Company and Michael Glazer, dated March 19, 2011. (33)
10.93	Promissory Note Agreement between the Company and Greggory Haugen, dated March 24, 2011. (33)
10.94	Promissory Note Agreement between the Company and Jeff Leu, dated March 24, 2011. (33)
10.95	Promissory Note Agreement between the Company and Jeff Leu, dated April 18, 2011. (35)
10.96	Lease Agreement between the Company and The Irvine Company, dated May 11, 2011. (34)
10.97	Promissory Note Agreement between the Company and Greggory Haugen, dated May 26, 2011. (35)
10.98	Promissory Note Agreement between the Company and Jeff Leu, dated June 2, 2011. (35)
10.99	Promissory Note Agreement between the Company and Greggory Haugen, dated June 6, 2011. (35)
10.99a	Promissory Note Agreement between the Company and Ronny Rusli, dated June 28, 2011. (37)
10.99b	Commercial Agreement between the Company and Radiomovil DIPSA, S.A. de C.V. Telcel, dated June 28, 2011 (Spanish). (36)
10.99c	Commercial Agreement between the Company and Radiomovil DIPSA, S.A. de C.V. Telcel, dated June 28, 2011 (English Translation). (36)
10.99d	Consulting & Representative Services Agreement between the Company and I S Consulting, Inc., dated July 1, 2011. (37)
10.99e	Consulting & Representative Service Agreement between the Company and IntroSell Network LLC, dated July 1, 2011. (37)
10.99f	Promissory Note Agreement between the Company and Jeff Parker, dated July 12, 2011. (37)
10.99g	Common Stock Purchase Agreement, dated as of July 21, 2011, by and between the Company and the investors signatory thereto. (38)
10.99h	Form of Warrant Agreement. ***
10.99i	Form of Warrant Agreement between the Company and Silicon Valley Bank. ***
10.99j	First Amendment to Loan and Security Agreement dated August 24, 2011 between the Company and Silicon Valley Bank. ***
10.99k	First Amendment to Warrant to Purchase Stock dated August 24, 2011 by the Company in favor of SVB Financial Group. ***
10.99l	Promissory Note Agreement between the Company and Robert Ribciuc dated June 28, 2011. (39)
10.99m	Promissory Note Agreement between the Company and Mark Anderson dated July 12, 2011. (39)
10.99n	Promissory Note Agreement between the Company and Killer Whale Holdings dated July 12, 2011. (39)
10.99o	Promissory Note Agreement between the Company and John Bowlsby dated July 12, 2011. (39)
10.99p	Employment Agreement between the Company and Gregory Gaines, dated October 5, 2011. (40) *** **
10.99q	Executive Employment Agreement between the Company and David Morse, dated January 12, 2012. *** **
10.99r	Executive Employment Agreement between the Company and Joseph Scalisi, dated January 12, 2012. *** **
10.99s	Executive Employment Agreement between the Company and Desiree Mejia, dated January 12, 2012. *** **

EXHIBIT NO.*	DOCUMENT DESCRIPTION

10.99t	Amended and Restated 2007 Stock Incentive Plan. *** **
10.99u	Form of Stock Option Agreement and Notice of Stock Option Grant for grants on January 12, 2012 to David Morse, Joseph Scalisi and Desiree Mejia. *** **
10.99v	General form of Stock Option Agreement and Notice of Stock Option Grant. *** **
10.99w	Second Amendment to Loan and Security Agreement dated February 3, 2012 between the Company and Silicon Valley Bank. ***
10.99x	Executive Employment Agreement between the Company and David Morse, dated January 12, 2012. (amended and restated) **
10.99y	Executive Employment Agreement between the Company and Joseph Scalisi, dated January 12, 2012. (amended and restated) **
10.99z	Executive Employment Agreement between the Company and Desiree Mejia, dated January 12, 2012. (amended and restated) **
21.1	Subsidiary of the Registrant. ***
23.1	Consent of Independent Registered Public Accounting Firm. ***
23.2	Consent of Locke Lord Bissell & Liddell LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page of Post-Effective Amendment No. 1 to S-1 Registration Statement).
101.INS †	XBRL Instance ***
101.SCH †	XBRL Taxonomy Extension Schema ***
101.CAL †	XBRL Taxonomy Extension Calculation ***
101.DEF †	XBRL Taxonomy Extension Definition ***
101.LAB †	XBRL Taxonomy Extension Labels ***
101.PRE †	XBRL Taxonomy Extension Presentation ***

(1)	Filed as Exhibit 3.(I) to registrant’s Registration Statement on Form SB-2 filed with the SEC December 15, 2006 (Commission File No. 333-139395) and incorporated herein by this reference.
(2)	Filed as like-numbered exhibit to the registrant’s Current Report on Form 8-K filed with the SEC on July 28, 2011 and incorporated herein by this reference.
(3)	Filed as like-numbered exhibits to the registrant’s Current Report on Form 8-K filed with the SEC on October 12, 2007 (the “October 12, 2007 8-K”) and incorporated herein by this reference.
(4)	Filed as Exhibit 99.1 to registrant’s Current Report on Form 8-K filed with the SEC on December 5, 2007 and incorporated herein by this reference.
(5)	Filed as Exhibit 99.4 to the October 12, 2007 8-K and incorporated herein by this reference.
(6)	Filed as Exhibit 10.1 to registrant’s Current Report on Form 8-K filed with the SEC on February 29, 2008 (“February 29, 2008 8-K”) and incorporated herein by this reference.
(7)	Filed as Exhibit 10.2 to registrant’s February 29, 2008 8-K and incorporated herein by this reference.
(8)	Filed as Exhibit 10.3 to registrant’s February 29, 2008 8-K and incorporated herein by this reference.
(9)	Filed as Exhibit 10.4 to registrant’s February 29, 2008 8-K and incorporated herein by this reference.
(10)	Filed as Exhibit 99.1 to registrant’s Current Report on Form 8-K filed with the SEC on June 4, 2008 and incorporated herein by this reference.
(11)	Filed as Exhibit 10.1 to registrant’s Current Report on Form 8-K filed with the SEC on July 28, 2011 and incorporated herein by this reference.
(12)	Filed as Exhibit 3.01 to registrant’s Current Report on Form 8-K filed with the SEC on October 22, 2008 and incorporated herein by this reference.
(13)	Filed as like-numbered exhibits to registrant’s Quarterly Report on Form 10-QSB filed with the SEC on April 10, 2008 and incorporated herein by this reference.
(14)	Filed as like-numbered exhibits to registrant’s Quarterly Report on Form 10-QSB filed with the SEC on July 14, 2008 and incorporated herein by this reference.
(15)	Filed as like-numbered exhibits to registrant’s Annual Report on Form 10-KSB filed with the SEC on December 12, 2008 and incorporated herein by this reference.
(16)	Filed as like-numbered exhibits to registrant’s Quarterly Report on Form 10-Q filed with the SEC on April 14, 2009 and incorporated herein by this reference.
(17)	Filed as like-numbered exhibits to registrant’s Current Report on Form 8-K filed with the SEC on May 13, 2009 and incorporated herein by this reference.
(18)	Filed as like-numbered exhibit to registrant’s Current Report on Form 8-K filed with the SEC on May 22, 2009 and incorporated herein by this reference.

(19)	Filed as like-numbered exhibits to registrant’s Current Report on Form 8-K filed with the SEC on June 1, 2009 and incorporated herein by this reference.
(20)	Filed as like-numbered exhibits to registrant’s Current Report on form 8-K filed with the SEC on June 16, 2009 and incorporated herein by this reference.
(21)	Filed as like-numbered exhibit to registrant’s Current Report on Form 8-K filed with the SEC on August 13, 2009 and incorporated herein by this reference.
(22)	Filed as like-numbered exhibits to registrant’s Current Report on Form 8-K filed with the SEC on August 28, 2009 and incorporated herein by this reference.
(23)	Filed as like-numbered exhibits to registrant’s Current Report on Form 8-K filed with the SEC on September 17, 2009 and incorporated herein by this reference.
(24)	Filed as Exhibit 10.44 to registrant’s Quarterly Report on Form 10-Q filed with the SEC on July 14, 2009 and incorporated herein by this reference.
(25)	Filed as Exhibit 10.45 to registrant’s Current Report on Form 8-K filed with the SEC on July 13, 2009 and incorporated herein by this reference.
(26)	Filed as like-numbered exhibits to registrant’s Annual Report on Form 10-K filed with the SEC on November 30, 2009 and incorporated herein by this reference.
(27)	Filed as like-numbered exhibits to registrant’s Current Report on Form 8-K filed with the SEC on April 1, 2010 and incorporated herein by this reference.
(28)	Filed as Exhibit 3.01 to registrant’s Current Report on Form 8-K filed with the SEC on July 2, 2010 and incorporated herein by this reference.
(29)	Filed as like-numbered exhibits to registrant’s Quarterly Report on Form 10-Q filed with the SEC on April 19, 2010 and incorporated herein by this reference.
(30)	Filed as like-numbered exhibits to registrant’s Quarterly Report on Form 10-Q filed with the SEC on July 20, 2010 and incorporated herein by this reference.
(31)	Filed as like-numbered exhibits to registrant’s Annual Report on Form 10-K filed with the SEC on December 14, 2010 and incorporated herein by this reference.
(32)	Filed as like-numbered exhibits to registrant’s Quarterly Report on Form 10-Q filed with the SEC on January 14, 2011 and incorporated herein by this reference.
(33)	Filed as like-numbered exhibits to registrant’s Quarterly Report on Form 10-Q filed with the SEC on April 14, 2011 and incorporated herein by this reference.
(34)	Filed as like-numbered exhibits to registrant’s Current Report on Form 8-K filed with the SEC on June 27, 2011 and incorporated herein by this reference.
(35)	Filed as like-numbered exhibits to registrant’s Quarterly Report on Form 10-Q filed with the SEC on July 13, 2011 and incorporated herein by this reference.
(36)	Filed as Exhibits 11.01 and 11.02 to registrant’s Current Report on Form 8-K filed with the SEC on July 6, 2011 and incorporated herein by this reference.
(37)	Filed as Exhibits 11.00, 11.03, 11.04 and 11.05 to registrant’s Quarterly Report on Form 10-Q filed with the SEC on July 13, 2011 and incorporated herein by this reference.
(38)	Filed as Exhibit 10.1 to registrant’s Current Report on Form 8-K filed with the SEC on July 28, 2011 and incorporated herein by this reference.
(39)	Filed as like-numbered exhibits to registrant’s Annual Report on Form 10-K filed with the SEC on November 29, 2011 and incorporated herein by this reference.
(40)	Filed as Exhibit 10.99p to registrant’s Quarterly Report on Form 10-Q filed with the SEC on January 17, 2012 and incorporated herein by reference.
*	Exhibit numbers follow the numbering pattern for exhibits set forth in Item 601 of Regulation S-K.
**	Indicates a management contract or compensatory arrangement.
***	Previously filed.
†
XBRL Exhibits  Information is furnished and not filed or a part of a registration statement or prospectus for purposes of sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment to registration statement to be signed on its behalf by the undersigned, in the City of Irvine, State of California, on February 23, 2012.

LOCATION BASED TECHNOLOGIES, INC.
By	/s/ David M. Morse
David M. Morse Co-President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ David M. Morse	Co-President and Chief Executive Officer	February 23, 2012
David M. Morse	and Director (principal executive officer)

/s/ Desiree Mejia	Chief Operating Officer and Director	February 23, 2012
Desiree Mejia	(principal financial and accounting officer)

*	Director	February 23, 2012
Greggory S. Haugen

*	Director	February 23, 2012
David L. Meyers

*	Director	February 23, 2012
Charles H. Smith

*	Director	February 23, 2012
Ronald Warner

*By: /s/ David M. Morse
David M. Morse Attorney-in-fact

EXHIBIT INDEX

EXHIBIT NO.*	DOCUMENT DESCRIPTION
3.1	Articles of Incorporation of Springbank Resources, Inc. (now known as Location Based Technologies, Inc.). (1)
3.1A	Amended Articles of Incorporation, dated October 20, 2008. (15)
3.2	Amended and Restated By-Laws of Location Based Technologies, Inc. ***
4.1	Form of Warrant issued to placement agents. (2)
5.1	Legal opinion of Locke Lord Bissell & Liddell LLP. ***
10.1	Executive Employment Agreement between the Company and David Morse, dated October 11, 2007. (3) **
10.2	Executive Employment Agreement between the Company and Joseph Scalisi, dated October 11, 2007. (3) **
10.3	Executive Employment Agreement between the Company and Desiree Mejia, dated October 11, 2007. (3) **
10.4	Stock Option Award Agreement between Location Based Technologies, Corp. and David Morse, dated August 30, 2007 (obligation assumed by the Company). (3) **
10.5	Stock Option Award Agreement between Location Based Technologies, Corp. and Joseph Scalisi, dated August 30, 2007 (obligation assumed by the Company). (3) **
10.6	Stock Option Award Agreement between Location Based Technologies, Corp. and Desiree Mejia, dated August 30, 2007 (obligation assumed by the Company). (3) **
10.7	Series A Warrant Agreement between the Company and Northstar Investments, Inc., dated August 15, 2007. (3)
10.8	Series B Warrant Agreement between the Company and Northstar Investments, Inc., dated August 15, 2007. (3)
10.9	Finder’s Fee Agreement between PocketFinder, LLC and Northstar Investments, Inc., dated March 9, 2007 (obligation assumed by the Company). (3)
10.10	Consulting Agreement between PocketFinder, LLC and Northstar Investments, Inc., dated July 16, 2007 (obligation assumed by the Company). (3)
10.11	2007 Stock Incentive Plan of Location Based Technologies, Corp., adopted September 10, 2007 (obligation assumed by the Company). (3) **
10.12	Product Design Agreement between Location Based Technologies, Corp. and Aero Technology UK, Ltd., dated May 1, 2007 (obligation assumed by the Company). (3)
10.13	PocketFinder Branding and Website – Control Agreement between PocketFinder, LLC and Coregenic LLC, dated September 20, 2006 (obligation assumed by the Company). (3)
10.14	Coregenic Professional Services Contract between PocketFinder, LLC and Coregenic LLC, dated September 27, 2006 (obligation assumed by the Company). (3)
10.15	Consulting Agreement between Location Based Technologies, Corp. and Michael Beydler, dated October 3, 2006 (obligation assumed by the Company). (3)
10.16	Consulting Agreement between Location Based Technologies, Corp. and Roger Anderson, dated July 10, 2006 (obligation assumed by the Company). (3)
10.17	Loan Promissory Note in the amount of $900,000 with PocketFinder, Inc. as maker and David Morse as payee, dated November 28, 2005 (obligation assumed by the Company). (3)
10.18	M2M Telecommunications Services Agreement (portions of Attachment D to this agreement have been omitted pursuant to a request for confidential treatment which has been approved by the Commission). (4)
10.19	Consulting Agreement between the Company and Brooks Secrest, dated December 10, 2007. (13)
10.20	Consulting and Sales Representative Agreement between the Company and WhizBiz, LLC, dated January 2, 2008. (13)
10.21	Reserved.
10.22	Framework Agreement between the Company and NXP Software, B.V. (“NXP”), dated February 27, 2008. (6)

EXHIBIT NO.*	DOCUMENT DESCRIPTION

10.23	Technology License and Distribution Agreement between the Company and NXP, dated February 27, 2008. (7)
10.24	Platform Development Agreement between the Company and NXP, dated February 27, 2008. (8)
10.25	Assistance Services Agreement between the Company and NXP, dated February 27, 2008. (9)
10.26	Call Center Services Contract between the Company and 24/7 INtouch, dated September 25, 2007. (14)
10.27	Manufacturing Services Agreement between Company and Jabil Circuit, Inc., dated May 30, 2008. (14)
10.28	Business Development Consulting Agreement between the Company and The Scigliano Group, dated March 1, 2008. (14)
10.29	Consulting Services Agreement between the Company and Richard Mejia, Jr., dated August 15, 2008. (15)
10.30	Reserved.
10.31	Consulting Services Agreement between the Company and Michael Dautermann, dated October 16, 2008. (15)
10.32	Reserved.
10.33	Loan Promissory Note Agreement for $625,000 between the Company and Gemini Master Fund, Ltd., dated November 18, 2008. (16)
10.34	Loan Promissory Note Agreement for $300,000 between the Company and Steve Finley, dated December 24, 2008. (16)
10.35	Reserved.
10.36	Professional Services Agreement between the Company and LoadRack, LLC, dated January 28, 2009. (16)
10.37	Loan Extension Agreement between the Company and Gemini Master Fund, Ltd. dated January 30, 2009. (16)
10.38	Endorsement Agreement between the Company and John Riegger, dated February 12, 2009. (16)
10.39	Senior Secured Promissory Note Agreement for $100,000 between the Company and Gemini Master Fund, Ltd., dated May 7, 2009. (17)
10.40	Loan Extension Agreement between the Company and Gemini Master Fund, Ltd., dated May 7, 2009. (17)
10.41	Stock Purchase Agreement between the Company and Aaron Taylor, dated May 15, 2009. (18)
10.42	Stock Purchase Agreement between the Company and ORI Services Corp., dated May 27, 2009. (19)
10.43	Promissory Note Agreement for $100,000 between the Company and Netgain Financial, Inc., dated May 27, 2009. (19)
10.44	Stock Purchase Agreement between the Company and Michael Flanagan, dated June 5, 2009. (20)
10.45	Settlement Agreement and Release between the Company and the Redwood Parties. (20)
10.46	Senior Convertible Promissory Note Agreement for $250,000 between the Company and David Nagelberg, dated July 24, 2009. (21)
10.47	Stock Purchase Agreement between the Company and Affinitas Corporation, dated July 31, 2009. (21)
10.48	Extension Agreement between the Company and Gemini Master Fund, Ltd., dated August 20, 2009. (22)
10.49	Stock Purchase Agreement between the Company and David M. Morse, Jr., dated September 14, 2009. (23)
10.50	Stock Purchase Agreement between the Company and Robin Babcock, dated September 15, 2009. (23)
10.51	Consulting Agreement between the Company and Tina Florance, CPA, dated May 1, 2009. (24)
10.52	Promissory Note Agreement for $300,000 between the Company and Alder Capital Partners I, L.P., dated July 6, 2009. (25)
10.53	Executive Employment Agreement between the Company and Rod Egdorf, dated July 3, 2009. (26) **

EXHIBIT NO.*	DOCUMENT DESCRIPTION

10.54	Assistance Services Agreement between the Company and u-blox America, Inc., dated July 7, 2009. (26)
10.55	Reserved.
10.56	Stock Purchase Agreement between the Company and Allen Simon, dated November 2, 2009. (26)
10.57	Master Services Agreement between the Company and Affinitas Corporation, dated November 30, 2009. (29)
10.58	Support Services Agreement between the Company and Spectrum Design Solutions, Inc., dated December 15, 2009. (29)
10.59	Statement of Work and Terms and Conditions for Time and Materials Project between the Company and Spectrum Design Solutions, Inc., dated January 15, 2010. (29)
10.60	Consulting Agreement between the Company and Vistal Capital Corp., dated February 1, 2010. (29)
10.61	Amended and Restated Convertible Promissory Note Agreement between the Company and Alder Capital Partners I, L.P., dated March 19, 2010. (27)
10.62	Extension Agreement between the Company and Steve Finley, dated March 24, 2010. (30)
10.63	Consulting Services Agreement between the Company and Netgain Financial, Inc., dated April 29, 2010. (30)
10.64	Promissory Note Agreement between the Company and Rotary Partners LLC, dated May 19, 2010. (30)
10.65	Promissory Note Agreement between the Company and Joseph Gallagi, dated June 2, 2010. (30)
10.66	Consulting and Representative Services Agreement between the Company and SimCar Holdings, Inc., dated June 4, 2010. (30)
10.67	Consulting and Representative Services Agreement between the Company and Kay Strategies, Inc., dated June 14, 2010. (30)
10.68	Promissory Note Agreement between the Company and Jeffrey Motske, dated June 14, 2010. (30)
10.69	Financial Advisory Agreement between the Company and ALTA Investments, LLC, dated June 15, 2010. (30)
10.70	Patent Sale Agreement between the Company and Netgain Financial, Inc., dated June 28, 2010. (30)
10.71	Promissory Note Agreement between the Company and Robert Freedman, dated July 2, 2010. (30)
10.72	Promissory Note Agreement between the Company and Michael Glazer, dated July 21, 2010. (31)
10.73	Promissory Note Agreement between the Company and David Caspers, dated August 27, 2010. (31)
10.74	Promissory Note Agreement between the Company and Jorge Pavez, dated November 2, 2010. (31).
10.75	Promissory Note Agreement between the Company and Robert Wheat, dated November 5, 2010. (31)
10.76	Promissory Note Agreement between the Company and David Caspers, dated November 8, 2010. (31)
10.77	Promissory Note Agreement between the Company and Greggory Haugen, dated November 11, 2010. (32)
10.78	Promissory Note Agreement between the Company and Greggory Haugen, dated November 16, 2010. (32)
10.79	Promissory Note Agreement between the Company and Greggory Haugen dated December 1, 2010. (32)
10.80	Financing Agreement between the Company and Greggory Haugen, dated December 1, 2010. (32)
10.81	Loan and Security Agreement between the Company and Silicon Valley Bank, dated January 5, 2011. (32)
10.82	Consulting Agreement between the Company and Vision Advisors, dated February 1, 2011. (33)
10.83	Extension Agreement between the Company and Robert Wheat, dated February 5, 2011. (33)
10.84	Promissory Note Agreement between the Company and Adam Marcotte, dated February 10, 2011. (33)

EXHIBIT NO.*	DOCUMENT DESCRIPTION

10.85	Extension Agreement between the Company and Greggory Haugen, dated February 17, 2011. (33)
10.86	Promissory Note Agreement between the Company and Rolf Haugen, dated February 18, 2011. (33)
10.87	Promissory Note Agreement between the Company and Richard Chenitz, dated February 28, 2011. (33)
10.88	Extension Agreement between the Company and Jeffrey Motske, dated March 1, 2011. (33)
10.89	Promissory Note Agreement between the Company and Darrel Hanna, dated March 2, 2011. (33)
10.90	Extension Agreement between the Company and Rotary Partners LLC, dated March 1, 2011. (33)
10.91	Promissory Note Agreement between the Company and Wes Schiffler, dated March 4, 2011. (33)
10.92	Extension Agreement between the Company and Michael Glazer, dated March 19, 2011. (33)
10.93	Promissory Note Agreement between the Company and Greggory Haugen, dated March 24, 2011. (33)
10.94	Promissory Note Agreement between the Company and Jeff Leu, dated March 24, 2011. (33)
10.95	Promissory Note Agreement between the Company and Jeff Leu, dated April 18, 2011. (36)
10.96	Lease Agreement between the Company and The Irvine Company, dated May 11, 2011. (34)
10.97	Promissory Note Agreement between the Company and Greggory Haugen, dated May 26, 2011. (36)
10.98	Promissory Note Agreement between the Company and Jeff Leu, dated June 2, 2011. (35)
10.99	Promissory Note Agreement between the Company and Greggory Haugen, dated June 6, 2011. (35)
10.99a	Promissory Note Agreement between the Company and Ronny Rusli, dated June 28, 2011. (37)
10.99b	Commercial Agreement between the Company and Radiomovil DIPSA, S.A. de C.V. Telcel, dated June 28, 2011 (Spanish). (36)
10.99c	Commercial Agreement between the Company and Radiomovil DIPSA, S.A. de C.V. Telcel, dated June 28, 2011 (English Translation). (36)
10.99d	Consulting & Representative Services Agreement between the Company and I S Consulting, Inc., dated July 1, 2011. (37)
10.99e	Consulting & Representative Service Agreement between the Company and IntroSell Network LLC, dated July 1, 2011. (37)
10.99f	Promissory Note Agreement between the Company and Jeff Parker, dated July 12, 2011. (37)
10.99g	Common Stock Purchase Agreement, dated as of July 21, 2011, by and between the Company and the investors signatory thereto. (38)
10.99h	Form of Warrant Agreement. ***
10.99i	Form of Warrant Agreement between the Company and Silicon Valley Bank. ***
10.99j	First Amendment to Loan and Security Agreement dated August 24, 2011 between the Company and Silicon Valley Bank. ***
10.99k	First Amendment to Warrant to Purchase Stock dated August 24, 2011 by the Company in favor of SVB Financial Group. ***
10.99l	Promissory Note Agreement between the Company and Robert Ribciuc dated June 28, 2011. (39)
10.99m	Promissory Note Agreement between the Company and Mark Anderson dated July 12, 2011. (39)
10.99n	Promissory Note Agreement between the Company and Killer Whale Holdings dated July 12, 2011. (39)
10.99o	Promissory Note Agreement between the Company and John Bowlsby dated July 12, 2011. (39)
10.99p	Employment Agreement between the Company and Gregory Gaines, dated October 5, 2011. (40) *** **
10.99q	Executive Employment Agreement between the Company and David Morse, dated January 12, 2012. *** **
10.99r	Executive Employment Agreement between the Company and Joseph Scalisi, dated January 12, 2012. *** **
10.99s	Executive Employment Agreement between the Company and Desiree Mejia, dated January 12, 2012. *** **
10.99t	Amended and Restated 2007 Stock Incentive Plan. *** **

EXHIBIT NO.*	DOCUMENT DESCRIPTION

10.99u	Form of Stock Option Agreement and Notice of Stock Option Grant for grants on January 12, 2012 to David Morse, Joseph Scalisi and Desiree Mejia. *** **
10.99v	General form of Stock Option Agreement and Notice of Stock Option Grant. *** **
10.99w	Second Amendment to Loan and Security Agreement dated February 3, 2012 between the Company and Silicon Valley Bank. ***
10.99x	Executive Employment Agreement between the Company and David Morse, dated January 12, 2012. (amended and restated) **
10.99y	Executive Employment Agreement between the Company and Joseph Scalisi, dated January 12, 2012. (amended and restated) **
10.99z	Executive Employment Agreement between the Company and Desiree Mejia, dated January 12, 2012. (amended and restated). **
21.1	Subsidiary of the Registrant. ***
23.1	Consent of Independent Registered Public Accounting Firm. ***
23.2	Consent of Locke Lord Bissell & Liddell LLP (included in Exhibit 5.1). ***
24.1	Power of Attorney (included on signature page of Post-Effective Amendment No. 1 to S-1 Registration Statement).
101.INS †	XBRL Instance ***
101.SCH †	XBRL Taxonomy Extension Schema ***
101.CAL †	XBRL Taxonomy Extension Calculation ***
101.DEF †	XBRL Taxonomy Extension Definition ***
101.LAB †	XBRL Taxonomy Extension Labels ***
101.PRE †	XBRL Taxonomy Extension Presentation ***

(1)	Filed as Exhibit 3.(I) to registrant’s Registration Statement on Form SB-2 filed with the SEC December 15, 2006 (Commission File No. 333-139395) and incorporated herein by this reference.
(2)	Filed as like-numbered exhibit to the registrant’s Current Report on Form 8-K filed with the SEC on July 28, 2011 and incorporated herein by this reference.
(3)	Filed as like-numbered exhibits to the registrant’s Current Report on Form 8-K filed with the SEC on October 12, 2007 (the “October 12, 2007 8-K”) and incorporated herein by this reference.
(4)	Filed as Exhibit 99.1 to registrant’s Current Report on Form 8-K filed with the SEC on December 5, 2007 and incorporated herein by this reference.
(5)	Filed as Exhibit 99.4 to the October 12, 2007 8-K and incorporated herein by this reference.
(6)	Filed as Exhibit 10.1 to registrant’s Current Report on Form 8-K filed with the SEC on February 29, 2008 (“February 29, 2008 8-K”) and incorporated herein by this reference.
(7)	Filed as Exhibit 10.2 to registrant’s February 29, 2008 8-K and incorporated herein by this reference.
(8)	Filed as Exhibit 10.3 to registrant’s February 29, 2008 8-K and incorporated herein by this reference.
(9)	Filed as Exhibit 10.4 to registrant’s February 29, 2008 8-K and incorporated herein by this reference.
(10)	Filed as Exhibit 99.1 to registrant’s Current Report on Form 8-K filed with the SEC on June 4, 2008 and incorporated herein by this reference.
(11)	Filed as Exhibit 10.1 to registrant’s Current Report on Form 8-K filed with the SEC on July 28, 2011 and incorporated herein by this reference.
(12)	Filed as Exhibit 3.01 to registrant’s Current Report on Form 8-K filed with the SEC on October 22, 2008 and incorporated herein by this reference.
(13)	Filed as like-numbered exhibits to registrant’s Quarterly Report on Form 10-QSB filed with the SEC on April 10, 2008 and incorporated herein by this reference.
(14)	Filed as like-numbered exhibits to registrant’s Quarterly Report on Form 10-QSB filed with the SEC on July 14, 2008 and incorporated herein by this reference.
(15)	Filed as like-numbered exhibits to registrant’s Annual Report on Form 10-KSB filed with the SEC on December 12, 2008 and incorporated herein by this reference.
(16)	Filed as like-numbered exhibits to registrant’s Quarterly Report on Form 10-Q filed with the SEC on April 14, 2009 and incorporated herein by this reference.
(17)	Filed as like-numbered exhibits to registrant’s Current Report on Form 8-K filed with the SEC on May 13, 2009 and incorporated herein by this reference.
(18)	Filed as like-numbered exhibit to registrant’s Current Report on Form 8-K filed with the SEC on May 22, 2009 and incorporated herein by this reference.

(19)	Filed as like-numbered exhibits to registrant’s Current Report on Form 8-K filed with the SEC on June 1, 2009 and incorporated herein by this reference.
(20)	Filed as like-numbered exhibits to registrant’s Current Report on form 8-K filed with the SEC on June 16, 2009 and incorporated herein by this reference.
(21)	Filed as like-numbered exhibit to registrant’s Current Report on Form 8-K filed with the SEC on August 13, 2009 and incorporated herein by this reference.
(22)	Filed as like-numbered exhibits to registrant’s Current Report on Form 8-K filed with the SEC on August 28, 2009 and incorporated herein by this reference.
(23)	Filed as like-numbered exhibits to registrant’s Current Report on Form 8-K filed with the SEC on September 17, 2009 and incorporated herein by this reference.
(24)	Filed as Exhibit 10.44 to registrant’s Quarterly Report on Form 10-Q filed with the SEC on July 14, 2009 and incorporated herein by this reference.
(25)	Filed as Exhibit 10.45 to registrant’s Current Report on Form 8-K filed with the SEC on July 13, 2009 and incorporated herein by this reference.
(26)	Filed as like-numbered exhibits to registrant’s Annual Report on Form 10-K filed with the SEC on November 30, 2009 and incorporated herein by this reference.
(27)	Filed as like-numbered exhibits to registrant’s Current Report on Form 8-K filed with the SEC on April 1, 2010 and incorporated herein by this reference.
(28)	Filed as Exhibit 3.01 to registrant’s Current Report on Form 8-K filed with the SEC on July 2, 2010 and incorporated herein by this reference.
(29)	Filed as like-numbered exhibits to registrant’s Quarterly Report on Form 10-Q filed with the SEC on April 19, 2010 and incorporated herein by this reference.
(30)	Filed as like-numbered exhibits to registrant’s Quarterly Report on Form 10-Q filed with the SEC on July 20, 2010 and incorporated herein by this reference.
(31)	Filed as like-numbered exhibits to registrant’s Annual Report on Form 10-K filed with the SEC on December 14, 2010 and incorporated herein by this reference.
(32)	Filed as like-numbered exhibits to registrant’s Quarterly Report on Form 10-Q filed with the SEC on January 14, 2011 and incorporated herein by this reference.
(33)	Filed as like-numbered exhibits to registrant’s Quarterly Report on Form 10-Q filed with the SEC on April 14, 2011 and incorporated herein by this reference.
(34)	Filed as like-numbered exhibits to registrant’s Current Report on Form 8-K filed with the SEC on June 27, 2011 and incorporated herein by this reference.
(35)	Filed as like-numbered exhibits to registrant’s Quarterly Report on Form 10-Q filed with the SEC on July 13, 2011 and incorporated herein by this reference.
(36)	Filed as Exhibits 11.01 and 11.02 to registrant’s Current Report on Form 8-K filed with the SEC on July 6, 2011 and incorporated herein by this reference.
(37)	Filed as Exhibits 11.00, 11.03, 11.04 and 11.05 to registrant’s Quarterly Report on Form 10-Q filed with the SEC on July 13, 2011 and incorporated herein by this reference.
(38)	Filed as Exhibit 10.1 to registrant’s Current Report on Form 8-K filed with the SEC on July 28, 2011 and incorporated herein by this reference.
(39)	Filed as like numbered exhibits to registrant’s Annual Report on Form 10-K filed with the SEC on November 29, 2011 and incorporated herein by this reference.
(40)	Filed as Exhibit 10.99p to registrant’s Quarterly Report on Form 10-Q filed with the SEC on January 17, 2012 and incorporated herein by reference.
*	Exhibit numbers follow the numbering pattern for exhibits set forth in Item 601 of Regulation S-K.
**	Indicates a management contract or compensatory arrangement.
***	Previously filed.
†
XBRL Exhibits  Information is furnished and not filed or a part of a registration statement or prospectus for purposes of sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.